EXHIBIT A

AGREEMENT OF JOINT FILING

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of the shares of Common Stock of Calix, Inc. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Executed as of this 14th day of February, 2018.

CARL RUSSO

/s/ Carl Russo
Carl Russo

THE CRESCENTICO TRUST

By:	/s/ Carl Russo
Name:	Carl Russo
Title:	Trustee

EQUANIMOUS INVESTMENTS

By:	/s/ Tim Pasquinelli
Name:	Tim Pasquinelli
Title:	a Managing Member

CALGRAT PARTNERS, L.P.

By:	/s/ Tim Pasquinelli
Name:	Tim Pasquinelli
Title:	Managing Partner

TIM PASQUINELLI

/s/ Tim Pasquinelli
Tim Pasquinelli